Exhibit 10.6

TAX RECEIVABLE AGREEMENT

among

SPARK ENERGY, INC.,

SPARK HOLDCO, LLC,

CERTAIN MEMBERS OF SPARK HOLDCO, LLC,

and

W. KEITH MAXWELL III

DATED AS OF [—], 2014

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [—], 2014, is hereby entered into by and among Spark Energy, Inc., a Delaware corporation (the “Corporate Taxpayer”), Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”), those members of Spark HoldCo set forth on Schedule A (the “Members”), and W. Keith Maxwell III (the “Agent”).

RECITALS

WHEREAS, the Members and the Corporate Taxpayer own limited liability company interests in Spark HoldCo (the “Spark HoldCo Units”), which is classified as a partnership for U.S. federal income Tax purposes;

WHEREAS, pursuant to the Transaction Agreement, dated as of June 18, 2014, by and among the Corporate Taxpayer and the Members, NuDevco Retail Holdings, LLC (“NDRH”) transferred [        ] Spark Holdco Units to the Corporate Taxpayer in exchange for a note from the Corporate Taxpayer (the “Pre-IPO Sale”);

WHEREAS, in connection with the Corporate Taxpayer’s initial public offering, NDRH shall sell the number of Spark Holdco Units set forth in that agreement (which number shall be increased if the underwriters exercise their option to purchase additional shares of Class A common stock of the Corporate Taxpayer, par value $0.01 per share (“Class A Shares”) from the Corporate Taxpayer) to the Corporate Taxpayer in exchange for cash (the “IPO Sale”);

WHEREAS, prior to the IPO Sale, the Corporate Taxpayer shall issue Class B common stock of the Corporate Taxpayer, par value $0.01 per share (“Class B Shares”) to Spark HoldCo, and Spark HoldCo shall distribute such Class B Shares to NDRH and NuDevco Retail, LLC immediately prior to the IPO (the “Class B Shares Distribution”);

WHEREAS, pursuant to the Spark HoldCo LLC Agreement (as defined below), the Members will have the right to exchange (the “Exchange Right”) all or a portion of their Spark HoldCo Units (together with an equal number of Class B Shares) for, at the option of Spark HoldCo, either (i) Class A Shares or (ii) cash equal to the Cash Election Amount of such Class A Shares;

WHEREAS, pursuant to the Spark HoldCo LLC Agreement, following an exercise of the Exchange Right, the Corporate Taxpayer may, in its sole discretion, elect to purchase directly and acquire the Spark HoldCo Units (together with an equal number of Class B Shares) the subject of the exercise of the Exchange Right by paying to the exchanging Member, at the option of the Corporate Taxpayer, either (i) that number of Class A Shares such Member would otherwise receive pursuant to the exercise of the Exchange Right or (ii) cash equal to the Cash Election Amount of such Class A Shares (the “Call Right”);

WHEREAS, Spark HoldCo and each of its direct and indirect subsidiaries treated as a partnership, if any, has and will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is expected to result in an adjustment to the Tax basis of the assets owned by Spark HoldCo and such subsidiaries, solely with respect to Corporate Taxpayer;

WHEREAS, this Agreement is intended to set forth the agreements among the parties regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of any Exchange;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” is defined in Section 3.1(b) of this Agreement.

“Adjusted EBITDA” means net income before provision for income Taxes, interest expense, depreciation and amortization, less (i) customer acquisition costs incurred in the applicable period, (ii) net gain (loss) on derivative instruments, (iii) net current period cash settlements on derivative instruments during the applicable period, (iv) non-cash compensation expense and (v) other non-cash operating items.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means W. Keith Maxwell III or any other entity or individual appointed by W. Keith Maxwell III.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the [State of Texas] shall not be regarded as a Business Day.

“Call Right” is defined in the Recitals of this Agreement.

“Cash Available for Distribution” means the Adjusted EBITDA of Spark HoldCo for the applicable period, less: (i) cash interest paid by Spark HoldCo, (ii) capital expenditures of Spark HoldCo (exclusive of customer acquisition costs) and (iii) any Taxes payable by Spark HoldCo.

“Cash Election Amount” is defined in the Spark HoldCo LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons which includes one or more Affiliates of W. Keith Maxwell III, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)	the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Class B Shares” is defined in the Recitals of this Agreement.

“Class B Shares Distribution” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means any Tax Return of the Corporate Taxpayer relating to a Tax imposed by the United States or any subdivision thereof.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Deferred TRA Amount” is defined in Section 3.5(a). For the avoidance of doubt, any reference to Tax Benefit Payments in this Agreement shall include any Deferred TRA Amount.

“Deferred TRA Payment Date” is defined in Section 3.5(b).

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means (i) any sale or deemed sale for U.S. federal income tax purposes resulting from the Pre-IPO Sale, the IPO Sale and the Class B Shares Distribution and (ii) any exchange by a Member, pursuant to either the Exchange Right or the Call Right, as applicable, of all or a portion of its Spark HoldCo Units (together with an equal number of Class B Shares) for, at the option of Spark HoldCo or the Corporate Taxpayer, as applicable, either (A) Class A Shares or (B) cash equal to the Cash Election Amount of such Class A Shares.

“Exchange Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of an Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, Spark HoldCo remains in existence as an entity for Tax purposes); (ii) under Section 732(b) of the Code (in situations where, as a result of one or more Exchanges, Spark HoldCo becomes an entity that is disregarded as separate from its owner for Tax purposes); (iii) under Section 707(a)(2)(B) of the Code; (iv) under Section 737 of the Code; (v) if the IPO Sale were characterized as if the Corporate Taxpayer purchased an interest in each of the Company’s assets from NDRH’s U.S. federal income tax owner and immediately thereafter the Corporate Taxpayer and NDRH’s U.S. federal income tax owner contributed their respective interests in the Company’s assets to the Company in exchange for Spark HoldCo Units (as described in Situation 1 of Rev. Rul. 99-5, 1999-1 C.B. 434); and (vi) in each case, comparable provisions of U.S. state or local Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Exchange Basis Adjustment resulting from an Exchange of one or more Spark HoldCo Units shall be determined without regard to any Pre-Exchange Transfer of such Spark HoldCo Units and as if any such Pre-Exchange Transfer had not occurred.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

An “Exchange Date” means each date on which an Exchange occurs.

“Exchange Right” is defined in the Recitals of this Agreement.

“Exchange Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Exchange Basis Adjustments had been made.

“Expert” is defined in Section 7.9 of this Agreement.

“Five-Year Deferral Period” means the period beginning on October 1, 2014 and ending on September 30, 2019.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Spark HoldCo, but only with respect to Taxes imposed on Spark HoldCo and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (A) using the Exchange Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year and (B) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt,

Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Exchange Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state or local Tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer

“IPO Date” means the closing date of the IPO.

“IPO Sale” is defined in the Recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Member” is defined in the Recitals of this Agreement.

“NDRH” is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Opt Out Notice” is defined in Section 3.4(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of Spark HoldCo Units (i) that occurs prior to an Exchange of such Spark HoldCo Units, and (ii) to which Section 743(b) of the Code applies.

“Pre-IPO Sale” is defined in the Recitals of this Agreement.

“Qualified Tax Advisor” means Vinson & Elkins L.L.P. or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to the Corporate Taxpayer

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Spark HoldCo, but for purposes of clause (ii), only with respect to Taxes imposed on Spark HoldCo and allocable to the Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, Spark HoldCo, but for purposes of clause (ii), only with respect to Taxes imposed on Spark HoldCo and allocable to the Corporate Taxpayer for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by Spark HoldCo, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Spark HoldCo” is defined in the Recitals of this Agreement.

“Spark HoldCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo.

“Spark HoldCo Units” is defined in the Recitals of this Agreement.

“Subsequent Due Date” is defined in Section 4.1(b) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Target Distribution” means target distributions with respect to Class A Shares of $        per share per quarter.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of U.S. state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Total Distributions” means the aggregate distributions of Spark HoldCo necessary to cause the Corporate Taxpayer to receive distributions of cash equal to (i) the Target Distribution on each Quarterly Distribution Date (as defined in the Spark HoldCo LLC Agreement) during the applicable four-quarter period, plus (ii) its Assumed Tax Liability (as defined in the Spark HoldCo LLC Agreement) on each Tax Distribution Date (as defined in the Spark HoldCo LLC Agreement) during such four-quarter period, plus (iii) the expected Tax Benefit Payment payable during the calendar year for which the TRA Coverage Ratio is being tested.

“TRA Coverage Ratio” is defined in Section 3.5(a).

“TRA Holder” means the Members and their respective successors and assigns pursuant to Section 7.6(a).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Exchange Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Exchange Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (ii) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iii) any loss carryovers generated by any Exchange Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (iv) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment, and (v) if, at the Early Termination Date, there are Spark HoldCo Units that have not been Exchanged, then each such Spark HoldCo Units shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected, the Corporate Taxpayer shall deliver to Agent a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Exchanging Person, (i) the Exchange Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Exchange Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Exchange Basis Adjustment is amortizable and/or depreciable. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2 Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to Agent: (i) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), (ii) the Corporate Taxpayer Return, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iv) a reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, and (v) any other work papers requested by Agent. In addition, the Corporate Taxpayer shall allow Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Schedule. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.3 Procedure; Amendments.

(a) Procedure. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which Agent has received the applicable Schedule or amendment thereto unless Agent (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and Agent shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Subject to Section 3.5, within five (5) calendar days after a Tax Benefit Schedule delivered to Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder its proportionate share of the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments. Notwithstanding the foregoing, the Corporate Taxpayer shall have no obligation to make a Tax Benefit Payment with respect to a Taxable Year prior to December 19 of the subsequent calendar year.

(b) A “Tax Benefit Payment” means the sum of the Net Tax Benefit and the Accrued Amount. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that a TRA Holder shall not be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Spark HoldCo Units in an Exchange unless otherwise required by law.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Proportionate Share and Pro Rata Payments.

(a) Proportionate Share. For purposes of this Agreement, a TRA Holder’s “proportionate share” for any Taxable Year equals (i) the deductions available for use in such Taxable Year associated with the Exchange Basis Adjustments and the Imputed Interest attributable to such TRA Holder, divided by (ii) the deductions associated with all Exchange Basis Adjustments and all Imputed Interest that are available for use in such Taxable Year.

(b) Pro Rata Payments. If the Corporate Taxpayer lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, each TRA Holder shall receive its proportionate share of the total funds available in the Taxable Year to make the Tax Benefit Payments.

Section 3.4 Opt Out.

(a) Notwithstanding Section 3.1, prior to an Exchange, a TRA Holder may elect not to receive any payments under this Agreement with respect to such Exchange, by delivering written notice evidencing such election (an “Opt Out Notice”) to the Corporate Taxpayer at least three Business Days prior to the Exchange Date of the relevant Exchange. An Opt Out Notice, when delivered, shall be irrevocable.

(b) This Agreement shall not apply to any Exchange which is covered by an Opt Out Notice delivered pursuant to Section 3.4(a), and all computations hereunder, including the computation of any Tax Benefit Payments and determination of any amounts attributable to a TRA Holder, shall be made without taking into account Exchanges covered by such Opt Out Notice. For the avoidance of doubt, a TRA Holder who makes an election pursuant to Section 3.4(a) shall remain entitled to payments under this Agreement with respect to any Exchanges for which no election has been made pursuant to Section 3.4(a).

Section 3.5 Five-Year Deferral Period.

(a) Any Tax Benefit Payment that would otherwise be due and payable pursuant to Section 3.1(a) during the Five-Year Deferral Period shall be reduced to the extent necessary to cause the TRA Coverage Ratio with respect to such Tax Benefit Payment to be met. The “TRA Coverage Ratio” shall be met with respect to a Tax Benefit Payment if Cash Available for Distribution during the four-quarter period ending on September 30 of the calendar year in which such Tax Benefit Payment would be due and payable equals or exceeds 130% of the Total Distributions for such four-quarter period. The cumulative amount by which any Tax Benefit Payments are reduced pursuant this Section 3.5(a) is referred to herein as the “Deferred TRA Amount.” For the avoidance of doubt, in the event that the TRA Coverage Ratio is met with respect to any portion of a Tax Benefit Payment, that portion of the Tax Benefit Payment shall be due and payable under Section 3.1(a), with the remainder being added to the Deferred TRA Amount.

(b) Subject to Section 3.5(c), the Corporate Taxpayer shall pay the Deferred TRA Amount as soon as practicable following the expiration of the Five-Year Deferral Period and in no event later than October 10, 2019 (the date of such actual payment, the “Deferred TRA Payment Date”).

(c) The Deferred TRA Amount shall not exceed the Corporate Taxpayer’s pro rata share (as of the Deferred TRA Payment Date) of the excess of (i) Cash Available for Distribution generated during the Five-Year Deferral Period, over (ii) the actual distributions made by Spark HoldCo during the Five-Year Deferral Period.

(d) For purposes of illustration, sample calculations of the TRA Coverage Ratio and examples of non-deferral, full deferral, and partial deferral are set forth in Schedule B attached hereto.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination, Breach of Agreement and Payment Related to Change of Control.

(a) The Corporate Taxpayer may terminate this Agreement at any time by paying to each TRA Holder its proportionate share of the Early Termination Payment. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for (i) any Tax Benefit Payment agreed to by the Corporate Taxpayer acting in good faith and any TRA Holder as due and payable but unpaid as of the Early Termination Notice and (ii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). Upon payment of all amounts provided for in this Section 4.1(a), this Agreement shall terminate.

(b) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer acting in good faith and any TRA Holder as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate

Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Spark HoldCo or any Subsidiary of Spark HoldCo is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions in the first two sentences of this Section 4.1(b) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its shareholders in excess of the Target Distribution while any Tax Benefit Payment is due and payable but unpaid. Any Tax Benefit Payment that is not paid when due pursuant to this Section 4.1(b) shall be due on the date of the next Tax Benefit Payment (the “Subsequent Due Date”). If all or a portion of any Tax Benefit Payment is not made to any TRA Holder on the Subsequent Due Date, such payment may be further deferred pursuant to the provisions of this Section 4.1(b) and shall continue to accrue interest pursuant to Section 5.2.

(c) The Corporate Taxpayer and each TRA Holder hereby acknowledges that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

(d) In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (ii) any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporation and such TRA Holder as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Agent has received such Schedule or amendment thereto unless Agent (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b) “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Agreed Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied; provided that, in the event the Early Termination Effective date occurs prior to or on the same date as the Deferred TRA Payment Date, the Deferred TRA Amount shall be included in the Early Termination Payment without regard to the limitations set forth in Section 3.5(c).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Deferred TRA Amount or Early Termination Payment required to be made by the Corporate Taxpayer to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.1(b).

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Deferred TRA Amount or Early Termination Payment not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.1(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Deferred TRA Amount or Early Termination Payment was due and payable. For the avoidance of doubt, no interest (other than the Accrued Amount) shall accrue on any Deferred TRA Amount during the Five-Year Deferral Period, but interest shall accrue as provided in this Section 5.2 on the amount of all or any portion of any Deferred TRA Amount not made to any TRA Holder as provided in Section 3.5(b).

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and Spark HoldCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Spark HoldCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify Agent of, and keep Agent reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and Spark HoldCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to Agent reasonable opportunity to provide information and other input to the Corporate Taxpayer, Spark HoldCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and Spark HoldCo shall not be required to take any action that is inconsistent with any provision of the Spark HoldCo LLC Agreement.

Section 6.2 Consistency. Except upon the written advice of a Qualified Tax Advisor, and except for items that are explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, the Corporate Taxpayer and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Reference Assets and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.9.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

2105 CityWest Blvd., Suite 100

Houston, Texas 77042

Attention: General Counsel

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

Telephone:

Attention:

If to Agent, to:

If to a TRA Holder, other than Agent, that is a partner in Spark HoldCo, to:

The address set forth in the records of Spark HoldCo.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Holder may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, that (i) to the extent Spark HoldCo Units are transferred in accordance with the terms of the Spark HoldCo LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Spark HoldCo Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Spark HoldCo Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement (A) that do not arise from an Exchange and (B) that, once an Exchange has occurred, arise with respect to the Exchanged Spark HoldCo Units, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a TRA Holder transfers Spark HoldCo Units but does not assign to the transferee of such Spark HoldCo Units the rights of such TRA Holder under this Agreement with respect to such transferred Spark HoldCo Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Spark HoldCo Units.

(b) Notwithstanding the foregoing provisions of this Section 7.6, no transferee described in clause (i) of the first sentence of Section 7.6(a) shall have the right to enforce the provisions of Section 2.3, Section 4.2, or Section 6.2 of this Agreement, and no assignee described in clause (ii) of the first sentence of Section 7.6(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and Spark HoldCo and by TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. the Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event a TRA Holder transfers his Spark HoldCo Units to a Permitted Transferee (as defined in the Spark HoldCo LLC Agreement), such TRA Holder shall have the right, on behalf of such transferee, to enforce the provisions of Section 2.3, Section 4.2 or Section 6.2 with respect to such transferred Spark HoldCo Units.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.8 and Section 7.9) (each a “Dispute”) shall be governed by this Section 7.8. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in [Texas] in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of [Texas] and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.8(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), Agent and each TRA Holder (i) expressly consents to the application of Section 7.8(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN HARRIS COUNTY, TEXAS, FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.8(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.8(c)(i) and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and Agent or the relevant TRA Holder, as applicable, are unable to resolve a disagreement with respect to the matters governed by Section 2.3, Section 4.2 and Section 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and Agent or the relevant TRA Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or Agent or the relevant TRA Holder, as applicable, or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the

Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and Agent or the relevant TRA Holder, as applicable, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts Agent’s or the relevant TRA Holder’s, as applicable, position, in which case the Corporate Taxpayer shall reimburse Agent or the relevant TRA Holder, as applicable, for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case Agent or the relevant TRA Holder, as applicable, shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and its Subsidiaries and Agent or the relevant TRA Holder, as applicable, and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Agent and each of its assignees and each TRA Holder and each of its assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Spark HoldCo and its Affiliates and successors or the TRA Holders, learned by Agent or TRA Holder heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, Agent and each of its assignees (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Spark HoldCo, Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

IN WITNESS WHEREOF, the Corporate Taxpayer, Spark HoldCo, the Members, and Agent have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

SPARK ENERGY, INC.

By:
Name:	Nathan Kroeker
Title:	President and Chief Executive Officer

SPARK HOLDCO:

SPARK HOLDCO, LLC

By:
Name:	Nathan Kroeker
Title:	President and Chief Executive Officer

AGENT:

Name:	W. Keith Maxwell III

[The signatures of the Members are attached in Schedule A.]

SCHEDULE A

THE MEMBERS OF SPARK HOLDCO, LLC PARTY TO TAX RECEIVABLE AGREEMENT

Member		Signature

NuDevco Retail Holdings, LLC	NUDEVCO RETAIL HOLDINGS, LLC

By:
	Name:	Nathan Kroeker
	Title:	President and Chief Executive Officer

NuDevco Retail, LLC	NUDEVCO RETAIL, LLC

By:
	Name:	Nathan Kroeker
	Title:	President and Chief Executive Officer

SCHEDULE B

ILLUSTRATION OF TRA COVERAGE RATIO AND DEFERRAL CALCULATIONS